Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (No. 333-62871) on Form S-8 of our report dated October 14, 2014 with respect to the statements of net assets available for benefits of Berry Petroleum Company Thrift Plan as of April 30, 2014 and December 31, 2013 and the related statement of changes in net assets available for benefits for the period from January 1, 2014 through April 30, 2014, which report appears in the April 30, 2014 Annual Report on Form 11-K of the Berry Petroleum Company Thrift Plan.

/s/ EKS&H LLLP
EKS&H LLLP

October 14, 2014
Denver, Colorado